Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sytner Group Limited:

We consent to the incorporation by reference in the registration statements (Nos. 333-26219, 333-177855, 333-184734 and 333-204337) on Form S-8 and registration statement (No. 333-216228) on Form S-3 of Penske Automotive Group, Inc. of our report dated February 24, 2017, with respect to the consolidated statements of income, comprehensive income, equity, and cash flows of Sytner Group Limited, and the related financial statement schedule for the year ended December 31, 2016, which report appears in the December 31, 2018 Annual Report on Form 10-K of Penske Automotive Group, Inc. Neither the aforementioned financial statements nor the related financial statement schedule are presented in the Form 10-K.

/s/ KPMG LLP

Milton Keynes, United Kingdom

February 22, 2019